FUSION	Jonscott Turco
CONTACT:	212-201-2401
jturco@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

FUSION SURPASSES 400,000 EFONICA SUBSCRIBERS
IN LESS THAN 60 DAYS

Efonica adds additional 150,000 subscribers in less than two weeks

NEW YORK, August 14, 2006 - Fusion Telecommunications International, Inc. (AMEX:FSN), a global VoIP service provider, today announced that in two months since launching its new Efonica VoIP services, it has registered more than 400,000 subscribers from over 100 countries, having added an additional 150,000 subscribers in the last two weeks alone.

“Fusion is very pleased with the rapid growth of the worldwide Efonica subscriber community. In a short period of time, we have demonstrated our ability to acquire customers rapidly, and are successfully achieving a critical mass from which the Company will continue to build value”, said Matthew Rosen, President and CEO of Fusion.

Efonica offers consumers the ability to call each other for free using their existing landline or mobile telephone numbers. Calls can be made to and from any combination of PCs, Internet phones and regular telephones (with a SIP adapter), connected to either a wireless, broadband or dial-up Internet connection. Sign-up for Efonica services is fast and easy and can be done anytime by visiting http://www.efonica.com.

“Having achieved this milestone, Efonica is continuing to focus on the developing cutting edge features and products offerings for our customers worldwide and further enhancing our global distribution network. Amassing more than 400,000 subscribers in less than two months since launch is a great testament to the case and universality of the Efonica service offerings. We look to remain continuously ahead of the curve offering revolutionary and innovative VoIP products and services.” added Roger Karam, President of Fusion’s VoIP Division.

About Fusion:

Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 100 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.